EXHIBIT 99.01

Financial Contact: John Riley

 GoRemote Internet Communications

(408) 955-1920

investor@GoRemote.com

Media Contact: Bethany Sebra

GoRemote Internet Communications

(408) 965-1127

bsebra@GoRemote.com

GoRemote Announces Second Fiscal Quarter 2005 Financial Results

Company Narrows Quarterly Loss and Increases Cash for Second Sequential Quarter

Quarterly Broadband Revenue Sequential Growth Exceeds Ten Percent

MILPITAS, Calif., - June 7, 2005 - GoRemote Internet Communications, Inc. (Nasdaq: GRIC), a leading provider of secure managed broadband network services, announced that its revenues for the second quarter of 2005 were $12.0 million, compared with $12.9 million in the three-month period ended April 30, 2004.  Net loss in the second quarter of 2005 was $192,000, or $0.00 per share, compared with net loss of $2.8 million, or $0.07 per share, in the three-month period ended April 30, 2004.  Overall gross margin was 62 percent in the second quarter of 2005, compared with 59 percent in the three-month period ended April 30, 2004.   GoRemote had $19.8 million in cash and cash equivalents on April 30, 2005, representing an increase of more than $400,000 over the prior quarter.

“Year over year broadband revenue growth in excess of 50% proves the wisdom of our decision in late 2003 to broaden our managed network services offering by adding the GoRemote Teleworker and GoRemote Branch Office solutions,” said Tom Thimot, President and CEO.  “We are proud to have achieved five sequential quarters of broadband revenue growth, which has largely offset the ongoing decline in our dialup revenue.”

Solid Portfolio of Customers and Channel Partners

GoRemote’s portfolio of customers and channel partners includes some of the world’s largest and best-known Global 2000 and Fortune 1000 enterprises, many of which are leaders in their industries and market segments.  GoRemote’s growing roster of worldwide customers and partners includes AT&T, Boeing, Bridgestone Firestone,

Lockheed Martin Corp., MCI, Merrill Lynch, Novartis, Philip Morris USA, Procter & Gamble, Schering-Plough, Stanley Works, T-Systems GmbH, VeriSign and many others.

Growing Broadband Revenues

GoRemote increased the percentage of its revenues that are generated from broadband services in the second quarter of 2005.  Approximately 43 percent of GoRemote’s revenues were generated from broadband services in the second quarter of 2005 as compared to 40 percent in the prior quarter.  Broadband revenue during the prior five fiscal quarters was as follows:  $2.2 million (Q1 2004, ending January 31); $3.4 million (Q2 2004, ending April 30); $4.1 million (Q3 2004, ending July 31); $4.3 million (Q4 2004, ending October 31); and $4.7 million (Q1 2005, ending January 31).

The Company reported that it increased deferred revenues by approximately $1.1 million during the second quarter of 2005, principally reflecting broadband service installation revenues that will be recognized over the next 24 months.  In addition, the Company reported that more than 57 percent of the Company’s revenues came from monthly subscriptions or from customer commitments.

The GoRemote Global Network includes an aggregated broadband footprint of thousands of mobile broadband access points around the globe as well as DSL and cable coverage throughout North America and the United Kingdom.   In addition to this leading broadband footprint, the GoRemote Global Network includes more than 28,000 dial-up access locations worldwide in 153 countries and territories.  GoRemote offers more than 21,400 unique Wi-Fi access points with Wi-Fi access in 58 countries and more than 1,700 Ethernet locations, primarily in hotel chains like the Marriott, Hyatt, Hilton, Four Seasons, Novotel and Mandarin.

“Last quarter we achieved positive EBITDA by approximately $342,000 and grew deferred revenue by approximately $1.1 million.  We believe that the strength of our business model and our expense discipline position us well for the future, despite the significant drop in demand for dial-up access service reported in early May,” said Daniel W. Fairfax, SVP and Chief Financial Officer.  “Because we have not yet completed a full analysis of the anticipated net income impact of the new stock expense accounting rules, however, it is premature for us to project when we will achieve profitability in terms of GAAP net income.  Although we expect our broadband revenue to continue growing in the current quarter, we are not currently projecting positive EBITDA for this quarter.”

EBITDA stands for earnings before interest, income taxes, depreciation and amortization.  It is a non-GAAP financial measure that should not be used as a substitute for GAAP measures such as net income or loss, because it reflects the elimination of material expenses.  Also, because interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, acquisition activities, levels of indebtedness and interest rates, the difference from GAAP net income or loss that EBITDA represents can vary widely from company to company. The Company’s management believes that EBITDA information is helpful to investors when used in conjunction with GAAP information because it is an indicator frequently used by investors to evaluate enterprises such as GoRemote.  Excluding these items provides insight into the underlying financial performance of the GoRemote and facilitates comparisons between GoRemote and other companies.  GoRemote uses EBITDA as one measure of its performance, along with GAAP information.

BUSINESS OUTLOOK

The statements by Tom Thimot and Daniel Fairfax, and the Company’s statements about revenue trends and business outlook, are forward-looking statements that involve risks and uncertainties. Our ability to project future results is inherently uncertain.  Factors that could cause such statements to be inaccurate include the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

Following the publication of its quarterly earnings release, GoRemote will continue its practice of having company representatives meet privately with investors, the media, investment analysts and others. At the same time, GoRemote will keep its earnings release publicly available on its Web site (www.GoRemote.com). As of today, GoRemote has not provided an outlook for future periods.

Towards the end of each fiscal quarter, GoRemote observes a “Quiet Period” when it no longer publishes or updates information about GoRemote’s current expectations and its representatives will not comment concerning GoRemote’s financial results or expectations. The Quiet Period begins on the first day of the last month of each fiscal quarter and continues until the day when GoRemote publishes its next earnings release.

GoRemote’s third fiscal quarter began May 1 and will end on July 31, 2005.  As a result, the Quiet Period for the third fiscal quarter of 2005 will begin July 1, 2005 and end when we announce our results for that quarter.

About GoRemote

GoRemote Internet Communications, Inc. (NASDAQ: GRIC) is a leading provider of secure managed broadband network services, enabling customers to achieve best-of-breed network security and to increase critical business application performance, while reducing capital and operating expenses associated with their network. GoRemote provides a comprehensive portfolio of secure, managed broadband network solutions for branch office and retail environments, teleworkers/home offices and mobile workforces. The GoRemote Global Network™ includes more than 45,000 wired and wireless access points in more than 150 countries. More information about GoRemote is available at www.GoRemote.com or by calling +1.408.955.1920.

GoRemote, GoRemote Internet Communications, GoRemote Mobile Office, GoRemote Teleworker, GoRemote Branch Office, GoRemote Global Network, GoRemote Revolution, GoRemote Total Security Protection,

GoRemote Universal Remote Control and “For the everywhere enterprise” are trademarks of GoRemote Internet Communications, Inc.  All other trademarks mentioned in this document are the property of their respective owners.